Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated September 22, 2016, in this Registration Statement (Form S-6 No. 333-212721) of Smart Trust 265, comprising Smart Trust, New York Municipal Portfolio of Closed-End Funds Trust, Series 13.

/s/ Grant Thornton LLP

Chicago, Illinois

September 22, 2016